Addendum
to the
Employment Agreement
between
CS Financing Corporation
and
Michael Bozora
dated: January 16, 2008

The Company and Executive agree that commencing with any payments of compensation hereunder that become due in calendar year 2009 after March 1, 2009, Executive hereby waives any and all of his rights to such compensation, and such compensation shall not be paid by the Company, except that Executive shall be entitled to receive One United States Dollar ($1.00) from the Company during the remainder of calendar year 2009.  In addition, Executive hereby waives any and all of his rights to any compensation for calendar year 2009 that was deferred, and such deferred compensation shall not be paid by the Company.

The parties have duly executed this Addendum on March 28, 2009.

CS Financing Corporation

By: __/s/ Timothy Redpath_____
Timothy Redpath, CEO

Michael Bozora

____/s/ Michael Bozora_________